Exhibit 15.3

Date: April 27, 2023

EHang Holdings Limited

11/F Building One, EHang Technology Park

No. 29 Bishan Blvd., Huangpu District

Guangzhou, 510700

The People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference to our firm and the summary of our opinion under the headings, “Item 3. Key Information—Our Corporate Structure and Contractual Arrangements with the VIE and its Shareholders”, “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure”, “Item 4. Information on the Company—C. Organizational Structure”, “Item 4. Information on the Company—B. Business Overview—PRC Regulation” and “Item 10. Additional Information—E. Taxation—PRC Taxation” in EHang Holdings Limited’s Annual Report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2023, and further consent to the incorporation by reference of the summary of our opinion under these headings into the Registration Statement on Form S-8 (File No. 333-237769) pertaining to EHang Holdings Limited’s 2015 Share Incentive Plan and 2019 Share Incentive Plan. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ AllBright Law Offices
AllBright Law Offices